EXHIBIT 99

THE CHILDREN’S PLACE

THE CHILDREN'S PLACE REPORTS 9% COMPARABLE STORE SALES INCREASE IN MAY; COMPANY IN DISCUSSIONS REGARDING POTENTIAL ACQUISITION OF THE DISNEY STORE NORTH AMERICA

Secaucus, New Jersey – June 3, 2004 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced sales of $57.2 million for the four-week period ended May 29, 2004, an 18% increase compared to sales of $48.4 million reported for May 2003. Comparable store sales for the four-week period increased 9% versus flat comparable store sales in the prior year period. The Company opened 11 stores during the month.

Total sales for the seventeen weeks ended May 29, 2004 were $283.0 million, a 23% increase compared to sales of $229.4 million reported for the same period last year. Comparable store sales increased 14%, as compared to a 10% decrease in the same period last year. Year-to-date, the Company has opened 21 stores and closed one store.

The Company stated that it remains comfortable with its inventory position, which is on plan and relatively clean of old season merchandise compared to last year. Excluding Back-to-School and non-seasonal basic merchandise, inventory per average store is up approximately 10% to last year. Further, in May the Company experienced in-store inventory turns similar to last year.

Separately, the Company confirmed today that it is engaged in discussions with The Walt Disney Company to acquire and operate under a long-term license arrangement The Disney Store retail chain in the United States and Canada. A potential transaction would bring together The Children’s Place’s retail expertise with the unique “Disney” brand and creative engine. The Children’s Place and The Walt Disney Company have not entered into any formal agreement or letter of intent, and there can be no certainty at this stage that these discussions will result in any agreement or transaction.

In conjunction with today’s announcements, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, June 10, 2004. To access the call, please visit the Investor Relations section of the Company’s website, www.childrensplace.com, or dial (402) 220-1182.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of high quality, value-priced apparel and accessories for children, newborn to age ten. The Company designs, contracts to manufacture and sells its products under the “The Children’s Place” brand name. As of May 29, 2004, the Company operated 711 stores, including 665 stores in the United States and 46 stores in Canada. The Company also sells its merchandise through its virtual store located at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children's Place Seth Udasin, Chief Financial Officer, (201) 558-2409 Heather Anthony, Director, Investor Relations, (201) 558-2865 ###

915 Secaucus Road, Secaucus, NJ 07094, (201) 558-2400